Exhibit 99.1

R&G FINANCIAL ANNOUNCES NOTICE OF INTENTION TO DELIST PREFERRED SECURITIES ON NASDAQ;
COMPANY TO REQUEST HEARING WHICH WILL DEFER DELISTING

     San Juan, Puerto Rico, May 19, 2005 — R&G Financial Corporation (NYSE:RGF) (the “Company”) a diversified financial holding company, today announced that on May 18, 2005, the Company received a notice from the Nasdaq Listing Qualifications Department (the “Department”) indicating that because The Nasdaq Stock Market (“Nasdaq”) had not received the Company’s Form 10-Q for the period ended March 31, 2005 (the “First Quarter 10-Q”), the Company’s preferred securities listed on Nasdaq will be subject to delisting at the opening of business on May 27, 2005 unless the Company requests a hearing in accordance with Nasdaq’s Marketplace Rule 4800 Series. The Company has advised that it does intend to request a hearing by a Nasdaq Listing Qualifications Panel pursuant to the procedures set forth in the Nasdaq Marketplace Rules 4800 Series. The Company’s Nasdaq listed securities will remain listed pending the result of such appeal. Pursuant to Nasdaq conventions for companies with late public filings, a fifth character, “E”, will be appended to the trading symbols of the Company’s securities traded on the Nasdaq and other modifications will be made to the Company’s trading symbols due to the unavailability of the symbols as they would have been modified. Accordingly, the trading symbols of the Company’s preferred securities traded on Nasdaq will be changed from RGFCM to RGFME, from RGFCN to RGFLE, from RGFCO to RGFOE and from RGFCP to RGFPE at the opening of business on May 20, 2005.

     As previously disclosed, the Company determined to review the independent market valuations used in valuing residual interests retained in its securitization transactions after discussions with its independent accountants. The Company stated that it was revising its valuation methodology used in valuing these interests that are presented in the Company’s audited consolidated financial statements. The Company concluded that its previously filed interim and audited financial statements for the periods from January 1, 2003 through December 31, 2004, would be materially affected as a result of the revision in the valuation methodologies being contemplated, and therefore, the financial statements for the periods therein should be restated. The Company indicated at such time that it was delaying the release of its earnings for the first quarter of 2005.

     As a result of these events and due to the time necessary to revise the valuation methodologies on the residual interests which will necessarily impact both the prior period financial statements and the related March 2005 financial statements, the Company was not able to meet the filing deadline of May 10, 2005, for the filing of the First Quarter 10-Q. Furthermore, the Company previously announced that it anticipated it would not file the First Quarter 10-Q by the May 16, 2005 deadline permitted by Rule 12b-25 as a consequence of the work involved. The Company is working diligently to file, as soon as practicable, the First Quarter 10-Q and the restated results for prior periods.

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     R&G Financial, currently in its 33rd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G

Premier Bank of Puerto Rico, a Puerto Rico-chartered commercial bank, R-G Crown Bank, its Florida-based savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R-G Crown’s New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, a Puerto Rico broker-dealer, and Home and Property Insurance Corporation, a Puerto Rico insurance agency. As of December 31, 2004, R&G Financial had previously reported consolidated assets of $10.2 billion and consolidated stockholders’ equity of $855.6 million.